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                                                                  EXECUTION COPY

                        COMMON STOCK PURCHASE AGREEMENT
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          This Common Stock Purchase Agreement (the "Agreement") is made as of
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July 21, 2000, by and among WLR Recovery Fund L.P., a Delaware limited partnership (the "Seller"), and the individuals listed on the signature page of
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this Agreement (collectively, the "Harris Group").
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          NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   Purchase and Sale of Common Stock.
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          1.1  Sale and Issuance of Common Stock. Subject to the terms and
               ---------------------------------
conditions of this Agreement, the Harris Group agrees to purchase at the Closing (as defined below), and Seller agrees to sell to the Harris Group at the Closing, an aggregate of 702,922 shares (the "Shares") of World Airways Inc.
                                              ------
("Airways") common stock (the "Common Stock") for a purchase price equal to $.50
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per share (the "Purchase Price"). Subject to the provisions of Sections 1.2 and
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1.3 hereof, the Shares shall be allocated among the members of the Harris Group as set forth on Schedules A and B attached hereto, as the same may be amended from time to time by agreement of the parties.

          1.2  Hollis Harris Backstop. Hollis Harris shall purchase at the
               ----------------------
Closing any Shares not actually purchased by another member of the Harris Group, so that at Closing tender of the full Purchase Price will be made for all Shares.

          1.3  Closing. The purchase and sale of the Shares (the "Closing")
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shall take place at a mutually agreeable place and time on a date (the "Closing
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Date") specified in a notice (the "Closing Notice") given by Seller to the
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Harris Group, which date shall not be sooner than five business days nor later than ten business days after the date of the giving of such notice. Seller agrees to give the Closing Notice not later than two business days after receipt by Seller of either certificates representing the Shares or confirmation of the crediting of the Shares to its brokerage account, in either case following the distribution (the "Airways Distribution") by WorldCorp, Inc. and WorldCorp
                   --------------------
Acquisition Corporation (collectively, the "Debtors") of the shares of Common
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Stock owned by the Debtors pursuant to the First Amended Joint Liquidating Plan of Reorganization of the Debtors which was confirmed by the United States Bankruptcy Court for the District of Delaware by Order of the Court dated May 23, 2000. At the Closing, Seller shall (i) deliver to the members of the Harris Group whose names appear on Schedule A hereto a certificate representing the aggregate number of Shares being purchased by such members, along with duly executed stock powers, and (ii) give irrevocable transfer instructions to Seller's broker for the electronic transfer to the respective brokerage accounts of the members of the Harris Group whose names appear on Schedule B hereto of the Shares purchased by such
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members, in each case against Seller's receipt of the Purchase Price in immediately available funds by certified check or by wire transfer to Seller's bank account specified in the Closing Notice.

     2.   Representations and Warranties of Seller. Seller hereby represents and
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warrants to the Harris Group as follows:

          2.1  Organization Good Standing and Qualification. Seller is a
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limited partnership duly organized and validly existing under the laws of the jurisdiction of its organization as specified in the preamble. Seller has the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement.

          2.2  Common Stock Ownership. Seller beneficially owns $26.382 million
               ----------------------
principal amount of 7% Convertible Subordinated Debentures due 2004 ("Debentures") of WorldCorp, Inc. and has been advised that it will receive a
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total of 762,922 shares of Airways Common Stock pursuant to the Airways
Distribution by the Debtors. Seller is not a party or subject to any agreement or understanding, and, to the best of Seller's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to the Shares. Subject to the receipt by Seller of the Shares pursuant to the Airways Distribution, Seller will own the Shares free and clear of any encumbrances, liens or security interests.

          2.3  Authorization. All partnership action on the part of Seller,
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necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Seller hereunder has been taken, and this Agreement constitutes valid and legally binding obligations of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

          2.4  Valid Issuance and Transfer of Shares. The Shares, when sold and
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delivered in accordance with the terms of this Agreement for the Purchase Price expressed herein, will be free and clear of all liens, claims, encumbrances and restrictions on transfer other than those created by the Harris Group or members thereof or arising under applicable law.

          2.5  Governmental and Third Party Consents. No consent, approval,
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order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or any other person is required by Seller in connection with the consummation of the transactions contemplated by this Agreement.

          2.6  Finders and Brokers. Seller is not a party to or in any way
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obligated under any contract or agreement, nor is there any outstanding claim against Seller for the payment of

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any broker's, finder's, or agent's fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement.

          2.7  Offering. Subject in part to the truth and accuracy of the
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Harris Group's representations set forth in Section 3 of this Agreement, the sale of the Shares as contemplated by this Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended, and neither Seller nor any authorized agent acting on behalf of Seller will take any action hereafter that would cause the loss of such exemption.

     3.   Representations and Warranties of the Harris Group. The members of the
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Harris Group, jointly and severally, hereby represent and warrant to Seller that:

          3.1  Authorization. All actions necessary for the authorization,
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execution and delivery of this Agreement by the members of the Harris Group, and the performance of all obligations of the Harris Group hereunder, have been taken and this Agreement constitutes valid and legally binding obligations of the members of the Harris Group, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

          3.2  Purchase Entirely for Own Account. The Shares to be acquired by
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each member of the Harris Group will be acquired for investment for such member's own account (or for accounts over which such member exercises investment authority), not as a nominee or agent, and not with a view to the public resale or distribution of any part thereof in violation of any securities law, subject, however, to the disposition of such member's property being at all times within his or her control, and that such member shall not sell or grant any participation in, or otherwise distribute the same in violation of any securities laws. No member of the Harris Group presently has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

          3.3  Access to and Disclosure of Information. The Harris Group
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acknowledges that its beneficial owners include Airways' Chairman and Chief
Executive Officer, and certain members of the Airways Board of Directors and of Airways' senior management. As a result, the members of the Harris Group have full access to all relevant information about the business, management, financial affairs and operations of Airways and are not relying upon information provided or representations made by Seller other than those set forth in Section 2 of this Agreement. Furthermore, the members of the Harris Group represent and warrant that they (i) have made full and complete disclosure to Seller of all material nonpublic information known to any member of the Harris Group that could reasonably be expected to affect the value of the Shares; and (ii) know of no transaction or business opportunity available to any of them or that is

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capable of being consummated within six months after the date hereof and that could reasonably be expected to have a material positive effect on the value of the Shares or the financial condition of Airways.

          3.4  Investment Experience. Each member of the Harris Group represents
               ---------------------
and warrants that he or she is an accredited investor within the meaning of Rule 501(a) under the Securities Act of 1933, as amended, is able to fend for himself or herself, can bear the economic risk of his or her investment, and has such knowledge and experience in financial or business matters that he or she is capable of evaluating the merits and risks of the investment in the Shares.

          3.5  Restricted Securities. Each member of the Harris Group
               ---------------------
understands that Seller may be deemed to be an affiliate of the Debtors and of Airways and that, therefore, the Shares he or she is purchasing may be characterized as "restricted securities" under the federal securities laws and that such Shares may not be resold by such member of the Harris Group without registration under the Securities Act of 1933, as amended (the "Securities
                                                                ----------
Act"), and applicable blue sky laws or pursuant to an applicable exemption from
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such registration requirements. Each member of the Harris Group further acknowledges that he or she will be subject to a new holding period beginning on the date he or she pays for the Shares for purposes of sales in reliance on Rule 144 under the Securities Act.

          3.6  Foreign Ownership. The Harris Group's purchase of the Shares is
               -----------------
permissible under the foreign ownership restrictions applicable to Airways under its Certificate of Incorporation, Bylaws and the Federal Aviation Act of 1958, as amended and regulations promulgated thereunder.

          3.7  Finders and Brokers. No member of the Harris Group is a party to
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or in any way obligated under any contract or agreement, nor is there any outstanding claim against any such member for the payment of any broker's, finder's, or agent's fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement.

          3.8  Operation of Airways Pending Closing. The members of the Harris
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Group will use their best efforts to cause Airways to operate its business in the ordinary course between the date of this Agreement and the Closing Date.

          3.9  Sections 13(d) and (g). Each member of the Harris Group is
               ----------------------
acquiring his or her Shares for investment, in the ordinary course of his or her business, and not with the purpose nor with the effect of changing or influencing the control of Airways, nor in connection with or as a participant in any transaction having such purpose or effect. The Harris Group was formed to effect the purchase of the Shares for purposes of administrative convenience only. No member of the Harris Group is the beneficial owner of any Shares being acquired by any other member of the Harris Group. There is no agreement among or between any members of the

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Harris Group to act together with respect to Airways or its securities except for the purpose of facilitating the specific purchase involved. The only actions among or between any members of the Harris Group with respect to Airways or its securities subsequent to the Closing relating to the purchase will be those which are necessary to conclude ministerial matters directly related to the offer or sale of the Shares.

     4.   Conditions of the Harris Group's Obligations at Closing. The
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obligations of the Harris Group under Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

          4.1  Representations and Warranties. The representations and
               ------------------------------
warranties of Seller contained in Section 2 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

          4.2  Performance. Seller shall have performed and complied with all
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agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

     5.   Conditions of Seller's Obligations at Closing. The obligations of
          ---------------------------------------------
Seller to the Harris Group under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions by the Harris
Group:

          5.1  Representations and Warranties. The representations and
               ------------------------------
warranties of the Harris Group contained in Section 3 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

          5.2  Payment of Purchase Price. Seller shall have received payment of
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the Purchase Price in immediately available funds.

          5.3  Airways Distribution. The Airways Distribution of the shares of
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Airways Common Stock owned by the Debtors to the creditors of the Debtors entitled to receive such shares shall have occurred.

     6.   Termination. Notwithstanding anything to the contrary contained
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herein, either Seller or the Harris Group shall have the right to terminate this
Agreement by giving notice of termination to the other party if the Closing hereunder shall not have occurred on or prior to September 30, 2000. If this Agreement is terminated pursuant to this Section 6, this Agreement shall be null and void and of no effect with no liability on the part of any party hereto; provided, however, that such termination shall not relieve any party hereto from
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liability for any breach of this Agreement.

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     7.   Miscellaneous.
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          7.1  Successors and Assigns. Except as otherwise provided herein, the
               ----------------------
terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.2  Governing Law. Except as otherwise expressly provided in this
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Agreement, this Agreement shall be deemed to be a contract made under the laws of the State of New York and the construction, interpretation, and performance of this Agreement and all transactions hereunder shall be governed by the substantive law of such State.

          7.3  Counterparts. This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.4  Titles and Subtitles. The titles and subtitles used in this
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Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          7.5  Notices. Unless otherwise provided, any notice required or
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permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) when delivered in person, (b) on the same date when transmitted by electronic facsimile transfer with machine confirmation of receipt, or (c) on the next business day after receipt by a nationally recognized courier service and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by advance written notice to the other parties.

          If to Seller:

          WLR Recovery Fund L.P.
          1251 Avenue of the Americas, 51/st/ Floor
          New York, NY 10020
          Fax: 212-403-3578
          Attention: Wilbur Ross

          with a copy to:

          Stroock & Stroock & Lavan LLP
          180 Maiden Lane

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          New York, NY 10038-4982
          Fax: 212-806-6006
          Attention: Robin E. Keller, Esq.

          If to the Harris Group:

          Harris Group
          c/o Hollis Harris
          World Airways, Inc.
          13873 Park Center Rd.
          Suite 490
          Herndon VA 20171
          Fax: 703-834-9360

          With a copy to:

          Cathy Sigalas, Esq.
          World Airways, Inc.
          13873 Park Center Rd.
          Suite 490
          Herndon, VA 20171
          Fax 703-834-9360

          7.6  Expenses. Irrespective of whether the Closing is effected, each
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party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

          7.7  Press Releases. The parties shall consult with each other in
               --------------
preparing any press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a "Press Release"). None of the parties shall issue or
                        -------------
cause the publication of any such Press Release without the prior written consent of the other party; except that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such party or its affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other parties of the proposed time of issuance of such Press Release and consult with and allow the other parties reasonable time to comment on such Press Release in advance of its issuance.

          7.8  Amendments and Waivers. Any term of this Agreement may be
               ----------------------
amended and the observance of any term of this Agreement may be waived (either generally or in a

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particular instance and either retroactively or prospectively), only with the written consent of Seller and the Harris Group.

          7.9  Severability. If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

          7.10 Entire Agreement. This Agreement and the documents referred to
               ----------------
herein constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior oral and written agreements, representations, statements, negotiations, understandings, proposals and undertakings.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

            WLR RECOVERY FUND L.P.


            By:  WLR Recovery Associates LLC as its General Partner


            By: /s/ David Storper
               -------------------------
               David Storper, Principal Member

THE HARRIS GROUP:

Signature:  _________________________        Signature:  _______________________
Name:       _________________________        Name:       _______________________
Address:    _________________________        Address:    _______________________
            _________________________                    _______________________
            _________________________                    _______________________
            _________________________                    _______________________

Signature:  _________________________        Signature:  _______________________
Name:       _________________________        Name:       _______________________
Address:    _________________________        Address:    _______________________
            _________________________                    _______________________
            _________________________                    _______________________
            _________________________                    _______________________

Signature:  _________________________        Signature:  _______________________
Name:       _________________________        Name:       _______________________
Address:    _________________________        Address:    _______________________
            _________________________                    _______________________
            _________________________                    _______________________
            _________________________                    _______________________

Signature:  _________________________        Signature:  _______________________
Name:       _________________________        Name:       _______________________
Address:    _________________________        Address:    _______________________
            _________________________                    _______________________
            _________________________                    _______________________
            _________________________                    _______________________

                      [Signatures continue on next page]

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